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                                                                       EXHIBIT 1

     THIS NOTE HAS BEEN ACQUIRED FOR INVESTMENT PURPOSES ONLY AND MAY NOT BE TRANSFERRED UNTIL (I) A REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED THE "ACT" SHALL HAVE BECOME EFFECTIVE WITH RESPECT THERETO OR (II) RECEIPT BY THE ISSUER OF AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE ISSUER TO THE EFFECT THAT REGISTRATION UNDER THE ACT IS NOT REQUIRED IN CONNECTION WITH SUCH PROPOSED TRANSFER NOR IS IN VIOLATION OF ANY APPLICABLE STATE SECURITIES LAWS. THIS LEGEND SHALL BE ENDORSED UPON ANY NOTE ISSUED IN EXCHANGE FOR THIS NOTE.



                              SEPRAGEN CORPORATION

NO. 1                                                                   $550,000
DATED:  AUGUST 18, 1998


                       CONVERTIBLE SECURED PROMISSORY NOTE

SEPRAGEN CORPORATION, a California corporation (the "Company"), for value received, hereby promises to pay to K. Charles Janac or registered assigns (the "Payee") on December 15, 1998 (the "Maturity Date") at the offices of the Company, 30689 Huntwood Avenue, Hayward, California 94544, the principal amount of Five Hundred Fifty Thousand Dollars ($550,000), including interest at the rate of nine point seventy-five percent (9.75%) per annum accrued through the Maturity Date, in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts, unless converted earlier into Class A Common Stock of the Company.

     This Note is issued pursuant to a Subscription Agreement dated as of August 18, 1998 between the Company and the Payee (the "Subscription Agreement"), a copy of which agreement is available for inspection at the Company's principal office. Notwithstanding any provision to the contrary contained herein, this
Note is subject and entitled to certain terms, conditions, covenants and agreements contained in the Subscription Agreement. Any transferee or transferees of the Note, by their acceptance hereof, assume the obligations of the Payee in the Subscription Agreement with respect to

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the conditions and procedures for transfer of the Note. Reference to the
Subscription Agreement shall in no way impair the absolute and unconditional obligation of the Company to pay both principal and interest hereon as provided herein.

     On or before the Maturity Date, the Payee may elect to receive payment of the principal amount of this Note or any part thereof and accrued interest (the "Conversion Amount") in the form of Class A Common Stock (the "Equity Conversion"). In an Equity Conversion, the Payee shall receive such number of fully paid and non-assessable shares of the Class A Common Stock as is obtained by dividing the Conversion Amount by $0.46875 (the "Conversion Price").

     Upon the conversion of all principal and interest hereunder, Payee shall have no further rights under this Note except to surrender the same for a certificate or certificates representing the securities into which this Note shall have automatically converted. As soon as practicable thereafter, the Company shall, at its expense, cause to be issued in the name of the Payee, a certificate or certificates for the number of shares of the securities to which Payee shall be entitled to receive (bearing such legends as may be required by applicable securities laws). No fractional shares shall be issued on conversion of this Note; if any fractional shares would result from such conversion, the Company shall pay the cash value thereof to Payee based on the Equity Conversion Price.

     1. Prepayment. The principal amount of this Note may be prepaid by the Company in whole or in part, without penalty, at any time, unless the Holder elects an Equity Conversion.

     2. Covenants of Company. The Company covenants and agrees that, so long as this Note shall be outstanding, it will:

          (a) Do or cause to be done all things reasonably necessary to preserve and keep in full force and effect its corporate existence, rights and franchises and comply with all laws applicable to the Company, except where the failure to comply would not have a material adverse effect on the Company.

          (b) At all times reasonably maintain, preserve, protect and keep its property used or useful in the conduct of its business in good repair, working order and condition, excluding normal wear and tear and Act of God, and from time to time make all needful and proper repairs, renewals, replacements, betterments and improvements thereto as shall be reasonably required in the conduct of its business.

          (c) To the extent necessary for the operation of its business, keep adequately insured by all financially sound reputable insurers, all property of a character usually insured by similar corporations and carry such other insurance as is usually carried by similar corporations.

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          (d)  At all times keep true and correct books, records and accounts.

     3.   Events of Default.

          (a) If one or more of the events listed in this Section 3, herein called events of default, shall happen and be continuing, the holder of this Note may send a Notice of Default to Company. Company shall have thirty (30) days from the date of receipt of the Notice of Default to cure the default; provided however, if an event of default was caused by an Act of God, Company shall have sixty (60) days from the date of receipt of the Notice of Default to cure the default (the "Cure Period"). If Company fails to completely cure the default during the Cure Period, this Note shall become and be due and payable upon written demand made by the holder hereof.

               (1) Default in the payment of the principal and accrued interest on this Note or any of the Notes issued pursuant to 5(a) hereof when and as the same shall become due and payable, whether by acceleration or otherwise.

               (2) Application for, or consent to, the appointment of a receiver, trustee, or liquidator of the Company or of its property.

               (3) General assignment by the Company for the benefit of creditors.

               (4) Filing by the Company of a voluntary petition in bankruptcy or a petition or an answer seeking reorganization, or an arrangement with creditors or the failure by the Company generally to pay debts, as they become due.

               (5) Entering against the Company of a court order approving a petition filed against it under the Federal bankruptcy laws, which order shall not have been vacated or set aside or otherwise terminated within sixty (60) days.

               (6) Any representation or warranty of the Company contained in the Subscription Agreement, Security Agreement, Form UCC-1 related to the obligations hereunder, Patent Mortgage related to the obligations hereunder or any related documents (collectively, the "Loan Documents") is false or misleading in any material respect on the date made.

               (7) Default by the Company in any obligation under the Loan Documents the effect of which is reasonably likely to reduce the Company's ability to repay principal or interest under the Note when due.

               (8) The Company voluntarily or involuntarily dissolves or is dissolved.

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               (9)  The Company is enjoined, restrained, or in any way prevented by the order of any court or any administrative or regulatory agency from conducting all or any material part of its business affairs the effect of which is reasonably likely to reduce the Company's ability to repay principal or interest under the Note when due.

               (10) The violation by the Company of any material order, regulation, writ, injunction, or decrees of any government, governmental instrumentality or court, domestic or foreign, the effect of which is reasonably likely to reduce the Company's ability to repay principal or interest under the Note when due.

          (b) The Company agrees that notice of the occurrence of any of event of default will be promptly given to the holder at his or her registered address by certified mail.

          (c) In case any one or more of the events of default specified above shall happen and be continuing, the holder of this Note may proceed to protect and enforce his rights by suit in the specific performance of any covenant or agreement contained in this Note or in aid of the exercise of any power granted in this Note or may proceed to enforce the payment of this Note or to enforce any other legal or equitable rights as such holder.

     4. Amendments. This Note may only be amended with the written consent of the holder.

     5.   Miscellaneous.

          (a) This Note has been issued by the Company pursuant to authorization of the Board of Directors of the Company.

          (b) The Company may consider and treat the person in whose name this Note shall be registered as the absolute owner thereof for all purposes whatsoever (whether or not this Note shall be overdue) and the Company shall not be affected by any notice to the contrary. The registered owner of this Note shall have the right to transfer it by assignment (subject to the limitations on transfer contained in the Subscription Agreement) and the transferee thereof shall upon his registration as owner of this Note, become vested with all the powers and rights of the transferor. Registration of any new owner shall take place upon presentation of this Note to the Company at its offices, 30689 Huntwood Avenue, Hayward, California 94544, together with a duly authenticated assignment. In case of transfer by operation of law, the transferee agrees to notify the Company of such transfer and of his address and to submit appropriate evidence regarding the transfer so that this Note may be registered in the name of the transferee. This Note is transferable only on the books of the Company by the holder hereof, in person or by attorney, on the surrender hereof, duly endorsed. Communications sent to any registered owner shall be effective as against all holders or transferees of the Note not registered at the time of sending the Communication.

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          (c)  Payments of interest shall be made as specified above to the registered owner of this Note. Payment of principal and interest shall be made to the registered owner of this Note upon presentation of this Note upon or after maturity.

          (d) This Note shall be construed and enforced in accordance with the laws of the State of California.

     IN WITNESS WHEREOF the Company has caused this Note to be signed in its name by its President.

                                       SEPRAGEN CORPORATION


                                       By: /s/ VINIT SAXENA
                                           -------------------------------------
                                       Title: President
                                              ----------------------------------

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